SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐	Soliciting Material Under § 240.14a-12

SONICWALL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We cordially invite you to attend the SonicWALL, Inc. 2004 Annual Meeting of Shareholders. The meeting will be held on Friday, June 4, 2004 at 10:00 a.m. local time, at our offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. At the meeting we will:

1. Elect our Board of Directors;

2. Ratify the selection of PricewaterhouseCoopers LLP as auditors of our financial statements for the fiscal year ending December 31, 2004; and

3. Transact any other business as may properly come before the meeting.

Shareholders who owned our stock at the close of business on April 8, 2004 may attend and vote at the meeting. If you cannot attend the meeting, you may vote as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage prepaid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

Whether or not you expect to attend the Annual Meeting, please complete, sign, date and promptly mail your proxy in the envelope provided. Alternatively, in lieu of returning signed Proxy Cards, registered shareholders of record can vote their shares by telephone by calling 1-877-PRX-VOTE (1-877-779-8683) or via the Internet at http://www.eproxyvote.com/snwl by following the instructions included on your Proxy Card. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Annual Meeting in person, as your proxy is revocable at your option.

We look forward to seeing you at the meeting.

Sincerely,

Frederick M. Gonzalez

Vice President, General Counsel and Corporate Secretary

Sunnyvale, California

2004 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SONICWALL, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting proxies for the 2004 Annual Meeting of Shareholders. The meeting will be held on Friday, June 4, 2004 at 10:00 a.m. local time, at our principal executive offices located at 1143 Borregas Avenue, Sunnyvale, California 94089. Our telephone number at that location is (408) 745-9600.

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include this Proxy Statement, a Proxy Card and our 2003 Annual Report to Shareholders, were first mailed to shareholders entitled to vote on or about April 23, 2004.

Costs of Solicitation

We will pay the costs of soliciting proxies from shareholders. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone or electronic communication.

Record Date and Shares Outstanding

Only shareholders of record at the close of business on April 8, 2004, are entitled to attend and vote at the annual meeting. On the record date, 71,113,100 shares of our common stock were outstanding and held of record by 155 shareholders. The closing price of our common stock on the Nasdaq National Market on the record date was $9.35 per share.

QUESTIONS AND ANSWERS

Although we encourage you to read the enclosed Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q: Why am I receiving these materials?

A: Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of shareholders, which will take place on June 4, 2004. Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q: What information is contained in these materials?

A: The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. SonicWALL’s 2003 Annual Report and audited financials statements, Proxy Card and a return envelope are also enclosed.

Q: What proposals will be voted on at the annual meeting?

A: There are two proposals scheduled to be voted on at the meeting:

•	Election of the nominees for director set forth in this Proxy Statement;

•	Ratification of the selection of PricewaterhouseCoopers LLP as our auditors.

Q: What is SonicWALL’s voting recommendation?

A: Our Board of Directors recommends that you vote your shares “FOR” each of the six nominees to our Board of Directors and “FOR” ratification of the selection of our independent auditors.

Q: Who can vote at the meeting?

A: Our Board of Directors has set April 8, 2004 as the record date for the annual meeting. All shareholders who owned SonicWALL common stock at the close of business on April 8, 2004, or the record date, may attend and vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Shareholders do not have the right to cumulate votes. On April 8, 2004, 71,113,100 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Most shareholders of SonicWALL hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with SonicWALL’s transfer agent, EquiServe Trust Company, N.A., you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by SonicWALL. As the shareholder of record, you have the right to grant your voting proxy directly to SonicWALL or to vote in person at the annual meeting. SonicWALL has enclosed a Proxy Card for you to use. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the meeting?”

Beneficial Ownership

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request a legal proxy from your stockbroker in order to vote at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the meeting?”

Q: How many votes does SonicWALL need to hold the meeting?

A: A majority of SonicWALL’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a Proxy Card or voted by telephone or via the Internet.

Q: How are votes counted?

A: You may vote either “FOR” or “WITHHOLD” with respect to each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each Director and “FOR” ratification of the selection of our independent auditors. If you do not vote and you hold your shares in a brokerage account in your broker’s name, also known as “street name” (see description of “Beneficial Ownership” above), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, shares held in street name that are not voted, known as “broker non-votes,” may be counted for the purpose of establishing a quorum for the meeting as described above under the caption “Beneficial Ownership.” Voting results are tabulated and certified by our transfer agent, EquiServe Trust Company, N.A.

Q: What is the voting requirement to approve each of the proposals?

A: With respect to Proposal One (the election of our directors), directors are elected by a plurality vote, and therefore the six individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Proposal Two (ratification of the selection of our auditors) requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented at the annual meeting, in person or by proxy, and entitled to vote.

Q: How can I vote my shares in person at the meeting?

A: Shares held directly in your name as the shareholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. Even if you plan to attend the annual meeting, SonicWALL recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q: How can I vote my shares without attending the meeting?

A: Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, using the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, a voting instruction card will be provided by your stockbroker or nominee.

BY TELEPHONE OR THE INTERNET—If you have telephone or Internet access, you may submit your proxy by following the “Vote by Phone” or “Vote by Internet” instructions on the Proxy Card.

BY MAIL—You may do this by signing your Proxy Card or, for shares held in street name, by following the voting instruction card provided by your stockbroker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q: How can I change my vote after I return my Proxy Card?

A: You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new Proxy Card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q: Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the meeting.

Q: Who are the proxies and what do they do?

A: The two persons named as proxies on the enclosed Proxy Card, Matthew Medeiros, our President and Chief Executive Officer, and Kathleen Fisher, our Chief Financial Officer, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the Proxy Card, it will be voted in accordance with the instructions you indicate on the Proxy Card. If you submit the Proxy Card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q: What does it mean if I receive more than one proxy or voting instruction card?

A: You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please complete, sign, date and return each SonicWALL Proxy Card and voting instruction card that you receive.

Q: What happens if additional proposals are presented at the annual meeting?

A: Other than the two proposals described in this Proxy Statement, SonicWALL does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Matthew Medeiros, our President and Chief Executive Officer, and Kathleen Fisher, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of SonicWALL’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within SonicWALL or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, shareholders provide written comments on their Proxy Card, which are then forwarded to SonicWALL’s management.

Q: Who will bear the cost of soliciting votes for the annual meeting?

A: SonicWALL will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by SonicWALL’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. SonicWALL may retain the services of a third party firm to aid in the solicitation of proxies. In addition, SonicWALL may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholder Proposals Sought To Be Included in our 2005 Proxy Materials

Our shareholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our 2005 proxy statement and proxy. Any such shareholder proposals or nominations must be submitted in writing to the attention of the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, no later than December 24, 2004, which is 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Shareholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The timely submission of a shareholder proposal or nomination does not guarantee that it will be included in our 2005 proxy statement.

Shareholder Proposals Not Eligible or Intended To Be Included in our 2005 Proxy Materials

Alternatively, under our Bylaws, our shareholders may submit proposals or nominations that they believe should be voted upon at our 2005 Annual Meeting, but do not seek to include in our 2005 proxy statement pursuant to Rule 14a-8. Any such shareholder proposals or nominations may be timely submitted in writing to the Secretary, SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089, for the 2005 Annual Meeting of Shareholders. To be timely, any such shareholder proposals or nominations must be received by the Secretary not later than 60 days prior to our 2005 Annual Meeting; provided, however, that in the event less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by such shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For example, if we provide notice of our 2005 Annual Meeting on April 8, 2005, for a 2005 Annual Meeting on June 8, 2005, any such proposal or nomination will be considered untimely if submitted to us after April 18, 2005. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the Securities and Exchange Commission, or the SEC. As described in our Bylaws, the shareholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our common stock. If a shareholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2005 Annual Meeting.

The rules of the SEC establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2005 Annual Meeting is March 9, 2005, or the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2005 Annual Meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2005 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2005 Annual Meeting, and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

CORPORATE GOVERNANCE AND OTHER MATTERS

Board Independence

The Board has determined that each of the current directors standing for election, except Matthew Medeiros, our President and Chief Executive Officer, has no material relationship with our company and is independent within the meaning of the director independence standards of the Nasdaq Stock Market, Inc., or Nasdaq, as currently in effect. The Board has also determined that each member of each of the committees has no material relationship with our company and is independent within the meaning of the Nasdaq director independence standards.

Consideration of Stockholder Recommendations and Nominations

It is the policy of the 2004 Corporate Governance and Nominations Committee to consider both recommendations and nominations for candidates to our Board of Directors from shareholders.

A shareholder that desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, 1143 Borregas Avenue, Sunnyvale, California 94089, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our Company within the last three years and evidence of the nominating person’s beneficial ownership of our stock and amount of stock holdings.

If, instead, a stockholder desires to nominate a person directly for election to our Board of Directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals” above) and meet the deadlines and other requirements set forth in Section 2.14 of our Bylaws, including sending a notice to the Company Corporate Secretary setting forth, (i) the name and address of the shareholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed, (ii) a representation that the shareholder is a holder of record of our stock who intends to vote such stock at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) if applicable, a description of all arrangements or understandings between the shareholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (iv) if applicable, the consent of each nominee as a director of our company if so elected.

Identifying and Evaluating Nominees for Director

The 2004 Corporate Governance and Nominations Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to our full Board of Directors for selection, as director nominees, are as follows:

•	The Committee regularly reviews the current composition and size of our Board, and in the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates for director.

•	The Committee shall review the qualifications of any candidates who have been properly recommended or nominated by a shareholder, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper.

•	The Committee shall evaluate the performance of our Board as a whole and evaluate the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of shareholders.

•	The Committee shall consider the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the qualifications of the candidates, the Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Committee considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	In evaluating and identifying candidates, the Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	After such review and consideration, the Committee selects, or recommends that our Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

•	The Committee will endeavor to notify, or cause to be notified, in a timely manner all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.

Shareholder Communication with our Board of Directors

As a shareholder of SonicWALL, Inc., you may contact any of our directors by writing to them by mail c/o SonicWALL, Inc., 1143 Borregas Avenue, Sunnyvale, California 94089.

Any shareholder communications directed to the Board of Directors (other than concerns regarding questionable accounting or auditing matters directed directly to the Audit Committee) will first go to the General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our shareholder communications log.

The General Counsel will forward all such original shareholder communications to our Board of Directors for review.

Code of Ethics for Senior Executive and Financial Officers

We have adopted a Code Ethics for Senior Executive and Financial Officers. The Code of Ethics is posted on our Internet website. The address of our website is http://www.sonicwall.com, and the Code of Ethics may be found under the designated section of our website. We will post any amendments to, or waivers from, our Code of Ethics at that location on our website.

Attendance by Board Members at the Annual Meeting of Stockholders

It is the policy of our Board of Directors to encourage board members to attend the annual meeting of shareholders. Five directors attended the last annual meeting of shareholders, which was held on December 12, 2003.

PROPOSAL ONE

ELECTION OF DIRECTORS

The following six persons have been nominated for election to our Board of Directors. Proxy holders will vote for the six candidates listed below. Each director is elected annually by the shareholders and serves on the Board until the next annual meeting of shareholders or until his or her successor has been elected and qualified.

• David W. Garrison	• Charles D. Kissner

• Matthew Medeiros	• Cary H. Thompson

• Edward F. Thompson	• Robert M. Williams

Our Board of Directors currently consists of seven members. David A. Shrigley, a current member of our Board of Directors, will not be standing for re-election at the annual meeting. Sreekanth Ravi resigned from our Board of Directors effective January 30, 2004. All six director nominees are current directors of our company. Our Bylaws provide that the number of directors of SonicWALL shall not be less than five nor more than nine, with the exact number of directors within such range set by our Board of Directors. The exact number of directors is currently set at seven, which number will decrease to six following the completion of Mr. Shrigley’s term on our Board of Directors on June 4, 2004.

If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the current Board of Directors to fill the vacancy. At this time, we are not aware of any nominee who is unable or who will decline to serve as a director. If additional individuals are nominated for election as a director, the vote for the nominees will be determined by the proxy holders.

Officers and Directors

The following table gives certain information as to each person nominated for election as a director and our executive officers as of March 31, 2004:

Name	Age	Position
Charles D. Kissner (3)	56	Chairman of the Board
Matthew Medeiros	47	President and Chief Executive Officer and Director
Kathleen M. Fisher	49	Chief Financial Officer
Frederick M. Gonzalez	54	Vice President, General Counsel and Corporate Secretary
Robert B. Knauff	42	Chief Accounting Officer
Michael M. Stewart	55	Vice President, WorldWide Sales
David W. Garrison (1)(2)	48	Director
Cary H. Thompson (1)	47	Director
Edward F. Thompson (1)	65	Director
Robert M. Williams (2)(3)	49	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominations Committee.

Director Nominees

David W. Garrison was elected as a director of our company in January 2003. He is currently president and chief executive officer of STSN, a provider of broadband services for hotels, and has served in such position since October 2002. From 2000 to 2001, Mr. Garrison was chairman and chief executive officer of Verestar, a satellite services company, where he also served on the board of Verestar’s parent company, American Tower. From 1995 to 1998, Mr. Garrison was chairman and chief executive officer of Netcom, a pioneer Internet service provider. Mr. Garrison has served as an independent director on more than a half dozen boards of private and public companies. Mr. Garrison holds a Bachelor of Science degree from Syracuse University and a Master of Business Administration degree from Harvard University.

Charles D. Kissner has served as a director of our company since July 2000 and as chairman of our Board of Directors since March 2003. He is currently chairman and chief executive officer of Stratex Networks, Inc., a global provider of wireless transmission solutions. Previously, Mr. Kissner was vice president/general manager of M/A-Com, Inc., a manufacturer of radio and microwave communication products, and president, chief executive officer and a director of Aristacom International, Inc., a communications software company. He was executive vice president of Fujitsu Network Switching, Inc., and held several key positions at AT&T (now Lucent Technologies). Mr. Kissner serves on the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Kissner holds a Bachelor of Science degree from California State Polytechnic University and a Master of Business Administration degree from Santa Clara University.

Matthew Medeiros was named our President and Chief Executive Officer and appointed to our Board of Directors in March 2003. From January 1998 to December 2002, he was president and chief executive officer of Philips Electronics’ Components Division, where he was credited as being the chief architect of the liquid crystal display joint venture between Philips Electronics and LG Electronics and he funded initiatives that brought Philips’ recent successes in the wireless networked home. He also served as chairman of the board for LG.Philips LCD from January 2001 to December 2002. Prior to his role at Philips, Mr. Medeiros was vice president and general manager for the Optical Polymers Group and vice president of business development for the Electronic Materials division of AlliedSignal. Mr. Medeiros also has an extensive background in PC manufacturing, operations and materials management following executive positions at Radius, NeXT Computer and Apple Computer. Mr. Medeiros is a graduate of the University of San Francisco with a bachelor’s degree in business administration in management science.

Cary H. Thompson has served as a director of our company since January 2001. Mr. Thompson has served as senior managing director for Bear, Stearns & Co., Inc. since 1999 and is the head of Corporate Finance for Bear, Stearns’ Los Angeles office. Mr. Thompson joined Bear Stearns from Aames Financial Corporation where he served as chief executive officer from June 1996 to June 1999. Mr. Thompson serves on the board of directors of Fidelity National Information Solutions, Inc. and Fidelity National Financial, Inc. Mr. Thompson received a Bachelor of Arts degree from the University of California, Berkeley, and a Juris Doctorate from the University of Southern California Law School.

Edward F. Thompson has been a director of our company since December 2003. Prior to joining our Board of Directors, Mr. Thompson was a consultant to the Audit Committee of our Board of Directors beginning in June 2003. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson served in a series of management positions with Amdahl Corporation including, from August 1983 to June 1994, chief financial officer and secretary of Amdahl and from October 1985 to June 1994, chief executive officer of Amdahl Capital Corporation. Mr. Thompson is a member of the board of directors of Stratex Networks, Inc. and Niku Corporation. He is also a member of strategic advisory boards of several private companies. Mr. Thompson holds a Master of Business Administration degree in operations research and finance from Santa Clara University and a Bachelor of Science degree in aeronautical engineering from the University of Illinois. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business.

Robert M. Williams has been a director of our company since May 1999. Since January 1998, Mr. Williams has been a general partner of Bay Partners, a venture capital firm. From May 1993 to December 1997, Mr. Williams was vice president, marketing and business development of NetManage, Inc., a networking software product development and sales company. Before then, Mr. Williams held various marketing positions at several companies, including Verity, Inc., an Internet text engine developer, and Ingres Corp., a developer of relational database management software. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Stanford Graduate School of Business.

Executive Officers

Kathleen M. Fisher was named our Chief Financial Officer in July 2003. From March 2000 until July 2003, Ms. Fisher was chief financial officer of QAD, Inc., a publicly held provider of enterprise resource planning software. From August 1999 until March 2000, she was chief financial officer of Adept Technology, a publicly held manufacturer of robotic hardware and software, and from April 1997 until April 1999, Ms. Fisher was chief financial officer of Borland Software. Ms. Fisher serves on the board of directors of Chad Therapeutics. Ms. Fisher received a Bachelor of Science degree in business administration from the University of Redlands and a Master of Business Administration degree from the University of Southern California.

Frederick M. Gonzalez was named Vice President and General Counsel in January 2004 and was elected Corporate Secretary in March 2004. From August 2002 until July 2003, Mr. Gonzalez was vice president and general counsel for Extreme Network, Inc. and from May 2000 until August 2002, he was vice president and general counsel for Polycom, Inc. Prior to Polycom, Mr. Gonzalez served in various positions within the corporate legal department at Amdahl Corporation, including associate general counsel from 1994 until May 2000. Mr. Gonzalez received a Bachelor of Science degree in Chemistry, a Masters Degree in Business Administration and a Juris Doctor degree (summa cum laude) from Santa Clara University. He is a member of the bar in the State and Federal Courts in California and the United States Supreme Court.

Robert B. Knauff was named our Chief Accounting Officer in November 2003. From September 1997 until November 2003, Mr. Knauff held various management roles at Rational Software Corporation, including Corporate Controller. Beginning in February 2003, Mr. Knauff led the financial integration of Rational Software into IBM. Prior to joining Rational Software, Mr. Knauff held various financial management and controller positions in the high technology industry. Mr. Knauff received a Bachelor of Arts degree in business economics from the University of California, Santa Barbara and is a Certified Public Accountant in the State of California.

Michael M. Stewart was named our Vice President, Worldwide Sales, in August 2003. From December 2001 until June 2003, Mr. Stewart was vice president of worldwide sales for Minerva Networks, and from February 1999 until October 2001, he was vice president of worldwide sales for Cylink Corporation. Prior to Cylink, Mr. Stewart was President and chief executive officer of Escalate Networks, Inc. Mr. Stewart has a CLED from the United States Armed Forces Institute.

Board of Directors Meetings

During the fiscal year ended December 31, 2003, our Board met eleven times, including telephone conference meetings, and acted by written consent in lieu of a meeting on two occasions. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served), except for Edward F. Thompson, who did not attend the one Board meeting held in 2003 following his election to our Board of Directors on December 12, 2003.

Committees of the Board of Directors

Standing committees of our Board of Directors include an Audit Committee, a Compensation Committee and a Corporate Governance and Nominations Committee. Each of the committees operates under a written charter adopted by our Board of Directors. All of the committee charters can be viewed at the designated section of our website.

Audit Committee and Audit Committee Financial Expert

In 2003 the Audit Committee of our Board of Directors consisted of directors Charles D. Kissner, Cary H. Thompson (chair) and David W. Garrison. Edward F. Thompson served as a consultant to the Audit Committee from July 2003 until his election to our Board of Directors in December 2003. The Audit Committee met five times during fiscal year 2003. The Audit Committee makes recommendations to our Board of Directors regarding various auditing and accounting matters, including the selection of our independent auditors, the scope of the annual audits, fees to be paid to our auditors, and our accounting practices. The Audit Committee, among other things, meets independently with our independent auditors and our senior management, and reviews the general scope of our accounting, financial reporting, annual audit and the results of the annual audit and interim financial statements, auditor independence issues, and the adequacy of the Audit Committee’s charter. The Audit Committee operates under a written charter that was approved by our Board of Directors on April 6, 2004, a copy of which is attached as Appendix A. The Audit Committee of our Board of Directors currently consists of directors Edward F. Thompson (Chair), Cary H. Thompson and David W. Garrison, each of whom is independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ Listing standards. Our Board of Directors has determined that Edward F. Thompson is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended.

Compensation Committee

In 2003 the Compensation Committee of our Board of Directors consisted of directors Charles D. Kissner, David A. Shrigley (chair) and Robert M. Williams until April 24, 2003, when Mr. Kissner resigned from the Committee and Mr. Garrison was appointed to replace him. The Compensation Committee met six times during fiscal year 2003. The Compensation Committee, among other things, reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plans and makes recommendations to our Board of Directors regarding these matters. The Compensation Committee of our Board of Directors currently consists of directors David W. Garrison, David A. Shrigley (chair) and Robert M. Williams. Following the completion of Mr. Shrigley’s term on our Board of Directors on June 4, 2004, we may appoint a replacement member of the committee.

Corporate Governance and Nominations Committee

In 2003 the Corporate Governance and Nominations Committee of our Board of Directors consisted of directors Charles D. Kissner, David A. Shrigley and Robert M. Williams (chair). The Corporate Governance and Nominations Committee met two times during fiscal year 2003. The Corporate Governance and Nominations Committee, among other things, establishes and recommends policies and procedures with respect to our Board of Directors, the other committees of our Board, as they shall from time to time be constituted, and their interaction with management, and corporate governance policies generally; establishes procedures for the director nomination process; seeks and recommends qualified candidates for election to our Board of Directors at the annual meetings of our shareholders; nominates officers for election by our Board of Directors; and considers nominees for election to our Board of Directors proposed by the shareholders. The Corporate Governance and Nominations Committee of our Board of Directors currently consist of directors Charles D. Kissner, David A. Shrigley and Robert M. Williams (chair). Following the completion of Mr. Shrigley’s term on our Board of Directors on June 4, 2004, we may appoint a replacement member of the committee.

Vote Required

Directors shall be elected by a plurality vote. The six nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF DIRECTORS.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of auditors for ratification by the shareholders at the 2004 Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our Bylaws or otherwise. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

Audit and Non-Audit Fees

The following table sets forth fees for services PricewaterhouseCoopers LLP provided during fiscal years 2003 and 2002:

	2003	2002
Audit fees (1)	$297,000	$256,000
Audit-related fees (2)	$21,000	$18,000
Tax fees (3)	$159,000	$139,000

Total	$477,000	$413,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees for the audit of our 401K Plan.
(3)	Represents fees for tax consulting and preparation of our tax returns.

The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by PricewaterhouseCoopers LLP. During fiscal year 2003, all of the services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of PricewaterhouseCoopers LLP as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL TWO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2004, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise indicated, each of the following shareholders can be reached at or care of our principal offices at 1143 Borregas Avenue, Sunnyvale, California 94089.

	As of March 31, 2004
Name	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Shares of Common Stock Outstanding
5% Shareholders:
Sreekanth Ravi (2)	6,038,182	8.5%
Sudhakar Ravi (3)	5,643,286	7.9%
FMR Corp. (4)	4,919,040	6.9%
Wellington Management Company, LLP (5)	4,188,700	5.9%

Directors and Executive Officers:
Matthew Medeiros (6)	700,000	1.0%
Michael J. Sheridan (7)	626,458	*
Robert M. Williams (8)	255,352	*
David A. Shrigley (9)	179,966	*
Charles D. Kissner (10)	154,999	*
Cary H. Thompson (11)	84,166	*
David W. Garrison (12)	10,416	*
Edward F. Thompson (13)	7,812	*
Ronald E. Heinz (14)	5,000	*
Kathleen M. Fisher	—	—
Michael M. Stewart	—	—
Frederick M. Gonzalez	—	—
Robert B. Knauff	—	—
William Roach (15)	—	—
All current directors and executive officers as a group (11 persons) (16)	1,392,711	1.9%

*	Represents less than 1%.
(1)	Percentage of beneficial ownership is based on 71,110,767 shares of common stock outstanding as of March 31, 2004, together with option shares that may be exercised within 60 days of March 31, 2004 (“Vested Options”). Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. Vested Options are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Includes 1,100,000 shares held by Sreekanth Ravi 1999 Pot Trust and 100,000 Vested Options. The address of Sreekanth Ravi is c/o R-Squared Capital, One Sansome Street, Suite 2910, San Francisco, CA 94104.

(3)	Includes 700,000 shares held by Sudhakar and Sumithra Ravi 1999 Trust and 100,000 Vested Options. Effective March 31, 2003, Mr. Ravi resigned as our Chief Technical Officer. The address of Sudhakar Ravi is c/o R-Squared Capital One Sansome Street, Suite 2910, San Francisco, CA 94104.
(4)	The number of shares beneficially owned is as of December 31, 2003, pursuant to a Schedule 13G filed by FMR Corp. with the SEC on February 17, 2004. FMR Corp. possesses sole voting power with respect to 393,100 shares and sole dispositive power with respect to 4,919,040 shares. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.
(5)	The number of shares beneficially owned is as of December 31, 2003, pursuant to a Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 12, 2004. Wellington Management Company, LLP possesses shared voting power with respect to 2,487,300 shares and shared dispositive power with respect to 4,188,700 shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.
(6)	Includes 700,000 Vested Options.
(7)	The number of shares beneficially owned is as of December 31, 2003 and includes 436,458 option shares that may be exercised within 60 days of December 31, 2003. Effective July 15, 2003, Mr. Sheridan resigned as our Senior Vice President, Strategy, and Chief Financial Officer but continued to serve as a financial advisor until December 1, 2003.
(8)	Includes 57,536 shares held by The Amended and Restated Robert Monroe Williams and Margaret Ruth Caldwell Family Trust and 59,166 Vested Options.
(9)	Includes 59,166 Vested Options. Includes 800 shares held by a child residing in the same household as Mr. Shrigley.
(10)	Represents 154,999 Vested Options.
(11)	Represents 84,166 Vested Options.
(12)	Represents 10,416 Vested Options.
(13)	Represents 7,812 Vested Options.
(14)	Effective May 2, 2003, Mr. Heinz resigned as our Senior Vice President, Worldwide Sales and Marketing.
(15)	Mr. Roach served as our Interim President and Chief Executive Officer from August 2002 until March 2003. From March 2003 until his termination of employment on October 31, 2003, Mr. Roach served in various management positions.
(16)	Includes an aggregate of 1,075,725 Vested Options.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table provides information concerning the compensation received for services rendered to our company in all capacities during the years ended December 31, 2003, 2002 and 2001 by each person who served as Chief Executive Officer during fiscal 2003 and by each of our other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2003. This table is based on earned compensation.

	Annual Compensation				Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Securities Underlying Options (#)
Matthew Medeiros (1) President and Chief Executive Officer	2003 2002 2001	347,885 — —	— — —		2,400,000 — —	— — —

William Roach (2) Former Interim President and Chief Executive Officer	2003 2002 2001	394,470 217,115 —	— 7,500 —		100,000 400,000 —	192,547 — —	(3)

Michael J. Sheridan (4) Former Senior Vice President, Strategy, and Chief Financial Officer	2003 2002 2001	227,077 240,000 240,000	— — —		— 150,000 425,000	— — —

Ronald E. Heinz, Jr. (5) Former Senior Vice President, World Wide Sales and Marketing	2003 2002 2001	91,346 250,000 250,000	136,078 305,299 292,298	(6)	— 150,000 —	— — —

Kathleen M. Fisher (7) Chief Financial Officer	2003 2002 2001	113,000 — —	15,000 — —		375,000 — —	— — —

Michael M. Stewart (8) Vice President, Worldwide Sales	2003 2002 2001	73,077 — —	50,000 — —	(6)	300,000 — —	— — —

(1)	Commenced employment in March 2003.
(2)	Served as Interim President and Chief Executive Officer from August 2002 until March 2003, and as a Vice President from March 2003 until October 2003.
(3)	Represents $187,500 severance payment and $5,047 COBRA payment.
(4)	Employment terminated in December 2003.
(5)	Employment terminated in May 2003.
(6)	Represents commission payments.
(7)	Commenced employment in July 2003.
(8)	Commenced employment in August 2003.

Options Granted in Last Fiscal Year

The following table provides information regarding stock options we granted in fiscal 2003 to each person who served as Chief Executive Officer during fiscal 2003 and to each of our other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2003. The table includes the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. We granted all options under our stock option plans at exercise prices equal to the fair market value of our common stock on the date of grant.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (5)	Exercise Price ($/Sh) (6)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (7)
						5% ($)	10% ($)
Matthew Medeiros	2,400,000	(1)	24.3%	3.38	03/16/2013	5,101,593	12,928,439
William Roach	100,000	(2)	1.0%	4.28	04/21/2013	269,167	682,122
Michael J. Sheridan	—		—	—	—	—	—
Ronald E. Heinz, Jr.	—		—	—	—	—	—
Kathleen M. Fisher	375,000	(3)	3.8%	5.27	07/27/2013	1,242,853	3,149,634
Michael M. Stewart	300,000	(4)	3.0%	4.93	08/10/2013	930,135	2,357,145

(1)	This option was granted on March 17, 2003 and vests as to one-fourth of the shares on March 17, 2004 and as to one-thirty-sixth of the balance of the shares at the end of each month thereafter, subject to the employee’s continued employment with our company.
(2)	This option was granted on April 22, 2003 and vests as to one-fourth of the shares on April 22, 2004 and as to one-thirty-sixth of the balance of the shares at the end of each month thereafter, subject to the employee’s continued employment with our company. Mr. Roach’s employment with our company terminated on October 31, 2003.
(3)	This option was granted on July 28, 2003 and vests as to one-fourth of the shares on July 16, 2004 and as to one-thirty-sixth of the balance of the shares at the end of each month thereafter, subject to the employee’s continued employment with our company.
(4)	This option was granted on August 11, 2003 and vests as to one-fourth of the shares on August 11, 2004 and as to one-thirty-sixth of the balance of the shares at the end of each month thereafter, subject to the employee’s continued employment with our company.
(5)	In 2003, we granted options to purchase up to an aggregate of 9,883,497 shares to employees and 190,000 shares to non-employee directors.
(6)	The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(7)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table provides information regarding options exercised during fiscal 2003 and unexercised options held as of December 31, 2003 by each person who served as Chief Executive Officer during fiscal 2003 and by each of our other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during fiscal 2003.

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Matthew Medeiros	—	—	—	2,400,000	—	10,608,000
William Roach	29,116	107,789	199,999	—	353,998	—
Michael J. Sheridan	—	—	436,458	—	75,937	—
Ronald E. Heinz, Jr.	—	—	—	—	—	—
Kathleen M. Fisher.	—	—	—	375,000	—	948,750
Michael M. Stewart	—	—	—	300,000	—	861,000

(1)	The value realized is based on the closing price of our common stock on the date of exercise, minus the per share exercise price, multiplied by the number of shares exercised.
(2)	The value of underlying securities is based on the $7.80 per share closing price of our common stock on December 31, 2003 minus the aggregate exercise price.

Director Compensation

On July 23, 2002 our Board of Directors adopted and we began paying the following cash compensation to our non-employee directors for their services as directors and members of committees of our Board of Directors: (i) an annual payment for service as a non-employee director of $12,000, to be payable on a quarterly basis on the first day of each quarter; (ii) a payment of $1,000 per Board meeting attended in person, to be payable on the date of each such meeting so attended; (iii) a payment of $500 per Board meeting attended by phone, to be payable on the date of each such meeting so attended; (iv) an annual payment of $5,000 for service on the Audit Committee, to be payable on a quarterly basis on the first day of each quarter; (v) an annual payment of $3,000 for service on the Compensation Committee, to be payable on a quarterly basis on the first day of each quarter; (vi) an annual payment of $3,000 for service on the Corporate Governance and Nominations Committee, to be payable on a quarterly basis on the first day of each quarter; (vii) a payment of $1,000 per committee meeting attended in person, to be payable on the date of each such meeting so attended; and (viii) a payment of $500 per committee meeting attended by phone, to be payable on the date of each such meeting so attended. On October 24, 2003, our Board of Directors approved the following changes to the cash compensation to our non-employee directors for their services as directors and members of committees of our Board of Directors: (1) the chairperson of each Board committee shall be paid an additional annual cash retainer of $3,000 to be payable on a quarterly basis on the first day of each quarter and (2) the annual cash retainer for non-employee directors was increased from $12,000 to $25,000 to be payable on a quarterly basis on the first day of each quarter.

On July 23, 2002 our Board of Directors adopted the following policy with respect to stock option grants to our directors: (i) upon initial appointment as a director, each director will be granted an option to purchase 25,000 shares of our common stock, which option would vest monthly over four years; and (ii) each director will be granted an additional option to purchase 20,000 shares of our common stock annually on the date of our annual meeting of shareholders, which option would vest monthly over four years. During 2003, directors David W. Garrison and Edward F. Thompson were each granted a 25,000 share option at per share exercise prices of $3.99 and $5.27, respectively, and directors David W. Garrison, Charles D. Kissner, David A. Shrigley, Cary H. Thompson, Edward F. Thompson and Robert M. Williams were each granted a 20,000 share option at a per share exercise price of $8.02.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The Compensation Committee, as administrator of our 1998 Stock Option Plan, may provide for accelerated vesting of the shares of common stock subject to outstanding options held by any of our executive officer in connection with certain changes in control of our company. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event. None of our executive officers currently have employment agreements with us for a specific term, and they may resign and their employment may be terminated at any time. However, some executive officers have entered into arrangements for acceleration of vesting of their initial option grant upon change of control coupled with their employment being terminated thereafter other than for cause. In such a circumstance, certain of the executive officers would have, under certain circumstances, 25% or 50% additional vesting.

On March 14, 2003, we entered into an employment agreement with Matthew Medeiros, our President and Chief Executive Officer, which provides for an annual base salary of $450,000 plus a targeted annual bonus payment equal to 100% of base salary, up to a maximum of 200% of base salary, based on milestones to be established by our Board of Directors or Compensation Committee. In addition, the employment agreement recommends the grant of a 2,400,000 share stock option vesting over four years and provides for certain severance benefits if Mr. Medeiros is terminated without cause or if he resigns for good reason, subject to Mr. Medeiros entering into a release of claims with our company. These severance benefits differ depending on when in relation to a change of control such termination occurs. In the first instance, if Mr. Medeiros’ employment terminates without cause or if he resigns for good reason prior to 90 days before a change of control or more than one year after a change of control, he shall receive the following severance benefits: (i) a lump-sum payment equal to 18 months salary if termination occurs in the first 12 months of employment or a lump-sum payment equal to 12 months salary if termination occurs after the first 12 months of employment; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Medeiros is employed by us; and (iii) if termination occurs within the first 12 months of employment, monthly vesting of his stock options for each month of his employment. Alternatively, if Mr. Medeiros’ employment terminates without cause or if he resigns for good reason within 90 days prior to a change of control through one year following a change of control, he shall receive the following severance benefits: (i) a lump-sum payment equal to two year’s salary; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Medeiros is employed by us; and (iii) accelerated vesting as to an additional 24 months vesting of all stock options then held.

On June 20, 2003, we entered into an offer letter with Kathleen M. Fisher, our Chief Financial Officer, which provides for an annual base salary of $260,000 plus an annual bonus payment of up to 40% of base salary, subject to our company achieving our financial goals and the achievement by Ms. Fisher of defined performance goals. In addition, the offer letter recommends the grant of a 375,000 share stock option vesting over four years and provides for certain severance benefits if Ms. Fisher is terminated without cause, subject to Ms. Fisher entering into a release of claims with our company. These severance benefits differ depending on when the termination occurs. If such termination occurs within the first 12 months of employment, then Ms. Fisher would be entitled to receive severance pay equal to her base salary rate, as then in effect, for a period of 12 months from the date of termination. If such termination occurs after the first 12 months of employment, then Ms. Fisher would be entitled to receive severance pay equal to her base salary rate, as then in effect, for a period of three months from the date of termination. If such termination occurs within 90 days before a change in control or within one year after a change of control, then Ms. Fisher would be entitled to receive the following severance benefits: (i) a lump-sum payment equal to one year of salary; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Ms. Fisher is employed by us; and (iii) the acceleration of vesting of stock options equal to the number of months that Ms. Fisher is employed by us.

On August 11, 2003, we entered into an offer letter with Michael M. Stewart, our Vice President, Worldwide Sales, which provides for an annual base salary of $200,000, a maximum 2003 bonus payment of $50,000 and a targeted 2004 bonus payment of up to 150% of base salary based on the achievement of defined performance goals. In addition, the offer letter recommends the grant of a 300,000 share stock option vesting over four years and provides for certain severance benefits if Mr. Stewart is terminated without cause, subject to Mr. Stewart entering into a release of claims with our company. These severance benefits differ depending on when the termination occurs. If such termination occurs within the first 12 months of employment, then Mr. Stewart would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of six months from the date of termination. If such termination occurs after the first 12 months of employment, then Mr. Stewart would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of three months from the date of termination. If such termination occurs within 90 days before a change in control or within one year after a change of control, then Mr. Stewart would be entitled to receive the following severance benefits: (i) a lump-sum payment equal to one year of salary; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Stewart is employed by us; and (iii) the acceleration of vesting of stock options equal to the number of months that Mr. Stewart is employed by us.

On October 24, 2003, we entered into an offer letter with Robert B. Knauff, our Chief Accounting Officer, which provides for an annual base salary of $160,000, a sign-on bonus of $20,000 plus an annual bonus payment of up to 40% of base salary, subject to our company achieving our financial goals and the achievement by Mr. Knauff of defined performance goals. In addition, the offer letter recommends the grant of a 100,000 share stock option vesting over four years and provides for certain severance benefits if Mr. Knauff is terminated without cause, subject to Mr. Knauff entering into a release of claims with our company. These severance benefits differ depending on when the termination occurs. If such termination occurs within the first 12 months of employment, then Mr. Knauff would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of 12 months from the date of termination. If such termination occurs after the first 12 months of employment, then Mr. Knauff would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of three months from the date of termination. If such termination occurs within 90 days before a change in control or within one year after a change of control, then Mr. Knauff would be entitled to receive the following severance benefits: (i) a lump-sum payment equal to one year of salary; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Knauff is employed by us; and (iii) the acceleration of vesting of stock options equal to the number of months that Mr. Knauff is employed by us.

On January 21, 2004, we entered into an offer letter with Frederick M. Gonzalez, our Vice President, General Counsel and Corporate Secretary, which provides for an annual base salary of $210,000 plus an annual bonus payment of up to 40% of base salary, subject to our company achieving our financial goals and the achievement by Mr. Gonzalez of defined performance goals. In addition, the offer letter recommends the grant of a 70,000 share stock option vesting over four years and provides for certain severance benefits if Mr. Gonzalez is terminated without cause, subject to Mr. Gonzalez entering into a release of claims with our company. These severance benefits differ depending on when the termination occurs. If such termination occurs within the first 12 months of employment, then Mr. Gonzalez would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of 12 months from the date of termination. If such termination occurs after the first 12 months of employment, then Mr. Gonzalez would be entitled to receive severance pay equal to his base salary rate, as then in effect, for a period of three months from the date of termination. If such termination occurs within 90 days before a change in control or within one year after a change of control, then Mr. Gonzalez would be entitled to receive the following severance benefits: (i) a lump-sum payment equal to one year of salary; (ii) a bonus under our annual bonus plan, pro-rated according to the percentage of the applicable fiscal year Mr. Gonzalez is employed by us; and (iii) the acceleration of vesting of stock options equal to the number of months that Mr. Gonzalez is employed by us.

Ronald Heinz has an agreement with us that he entered into when he joined Phobos Corporation as its chief executive officer. This agreement was assumed by us as a part of our acquisition of Phobos. Under the terms of Mr. Heinz’s agreement, Mr. Heinz would be entitled to 12 months of accelerated vesting of his options granted by Phobos and assumed by us in the event of his termination other than for cause. This agreement terminated on May 2, 2003 upon Mr. Heinz’s voluntary resignation from our company.

On May 17, 1999, we entered into an offer letter with Michael J. Sheridan, our former Senior Vice President, Strategy, and Chief Financial Officer. The offer letter provides for full acceleration of vesting of stock options granted to Mr. Sheridan in the event of an acquisition of all or substantially all of our assets. This agreement terminated on July 15, 2003 upon Mr. Sheridan’s voluntary resignation from our company.

On December 3, 2002, we entered into an agreement with Paul H. Cook, our former Senior Vice President of Human Resources. The agreement provides us to pay Mr. Cook, in connection with his termination of employment on February 3, 2003, the amount of $100,000, less applicable withholdings, which was equal to six months of his base salary, and $5,418 in COBRA expenses. In addition, Mr. Cook agreed to provide our company with two months of consulting services at a rate of $16,667 per month. The agreement provides Mr. Cook up to six months following termination of employment to exercise vested option shares.

On October 31, 2003, we entered into a Separation Agreement and Release with William Roach, our former Interim President and Chief Executive Officer. The agreement provides us to pay Mr. Roach, in connection with his termination of employment on October 31, 2003, a lump sum payment of $187,500, less applicable withholdings, and payment of COBRA health premiums through April 30, 2004. The agreement also provides for acceleration of vesting with respect to 95,833 option shares and for Mr. Roach to retain certain electronic equipment.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors currently consists of Messrs. Garrison, Shrigley and Williams. None of these individuals has at any time been an employee or officer of our company. Until the Compensation Committee was formed in August 1999, the full Board of Directors made all decisions regarding executive compensation.

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2003. Footnote (1) to the table sets forth the total number of shares of common stock issuable upon exercise of options we assumed and common stock issuable upon exercise of options granted under plans we assumed in mergers and acquisitions.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (2)(3)	14,526,952	$6.21	1,618,671	(4)
Equity compensation plans not approved by security holders (5)	14,500	$7.00	—

Total	14,541,452	$6.21	1,618,671

(1)	The table does not include information for equity compensation plans assumed by us in mergers and acquisitions. A total of 149,176 shares of common stock was issuable upon exercise of options assumed by us and options granted under plans assumed by us, and outstanding as of December 31, 2003, including (i) 54,739 shares issuable upon exercise of options assumed by us in our merger with Phobos Corporation in November 2000, (ii) 21,937 shares issuable upon exercise of options we assumed in our acquisition of Ignyte Technology, Inc. in March 2001, and (iii) 72,500 shares issuable upon exercise of options assumed by us in our acquisition of the assets and business of RedCreek Communications, Inc. in October 2001.

(2)	These plans include (i) our 1998 and 1994 Stock Option Plans, and (ii) our 1999 Employee Stock Purchase Plan.
(3)	The number of shares reserved for issuance under our 1998 Stock Option Plan is subject to an automatic annual increase on the first day of 2001 through 2008 equal to the lesser of, (i) 4,000,000 shares; (ii) 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or (iii) a lesser number of shares determined by our Board of Directors.
(4)	Includes 196,869 shares of our common stock available for issuance under our 1999 Employee Stock Purchase Plan as of December 31, 2003.
(5)	Represents outstanding options that were issued under Individual Written Compensation Agreements in connection with the recruitment and employment of new employee hires from RedCreek Communications. The weighted average exercise price of these grants was $7.00.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2003, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of our common stock had or will have a direct or indirect material interest other than:

•	compensation arrangements which are described under the heading “Employment Contracts and Termination of Employment and Change in Control Arrangements” above; and

•	the transactions described below.

Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by California law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against liabilities that may arise by virtue of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other securities on a Form 4 or Form 5. Such executive officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all of our executive officers, directors and 10% shareholders made all the necessary filings under Section 16(a) during fiscal year 2003, with the following exceptions. William Roach, our former interim Chief Executive Officer, was late with his Form 4 filing for an option grant dated April 22, 2003; Michael M. Stewart and Edward F. Thompson were each late with one Form 4 filing for option grants dated August 11, 2003 and December 12, 2003, respectively; and Charles D. Kissner was late with an amended Form 3 filing.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following is the report of the Compensation Committee of our Board of Directors describing the compensation policies and rationale applicable to our executive officers.

Compensation Philosophy

Our philosophy in setting our company’s compensation policies for executive officers is to maximize shareholder value over time. The Compensation Committee sets our compensation policies applicable to our executive officers, including our Chief Executive Officer, and evaluates the performance of such officers. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in shareholder value and has adopted the following guidelines for compensation decisions:

•	Provide a competitive total compensation package that enables us to attract and retain key executive talent.

•	Align all pay programs with our annual and long-term business strategies and objectives.

•	Provide variable compensation opportunities that are directly linked to our performance and that link executive reward to shareholder return.

The Committee also believes that it is in the best interests of our shareholders for our executive officers (as well as for the members of our Board of Directors and certain other individuals) to own our stock, depending upon such persons’ respective positions with our company.

Executive Officer Compensation

The Compensation Committee focuses primarily on the following three components in forming the total compensation package for our executive officers: (i) Base Salary; (ii) Annual Incentive Bonus; and (iii) Long-Term Incentives.

The Committee establishes each executive’s compensation package by considering: (i) the salaries of executive officers in similar positions in companies in the same industry as our company and in related industries; (ii) the experience and contribution level of the individual executive officer; and (iii) our financial performance. The Committee also relies on the recommendations of our Chief Executive Officer in matters related to the individual performance of the other executive officers, because the Committee believes that our Chief Executive Officer is the most qualified to make this assessment.

Base Salary

Our Chief Executive Officer annually recommends executive officer compensation programs to the Committee that are intended to compensate executives competitively within the high-technology marketplace. The Committee determines executive base salaries on an individual basis by evaluating each executive’s scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. The Committee annually reviews base salaries for our executives.

Annual Incentive Bonus

The Committee awards annual cash bonuses for executive officers (other than those who receive commissions). These awards are intended to provide a direct link between management compensation and the achievement of corporate and individual objectives. At the beginning of each year, we set certain corporate objectives (including financial performance goals), and each individual manager sets his or her own personal objectives to support the achievement of the corporate objectives. At the end of the year, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate objectives is given more weight than achievement of individual objectives for purposes of determining the annual bonus.

Long-Term Incentives

The Committee provides our executive officers with long-term incentives through grants of stock options. The Committee is responsible for determining who should receive the grants, when the grants should be made, the exercise price per share and the number of shares to be granted. The Committee considers grants of options to executive officers during each fiscal year. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive’s current contribution to our performance, the executive officer’s anticipated contribution in meeting our long-term strategic performance goals and corporate performance as determined by the Committee. The relative weight given to these factors varies with each executive in the sole discretion of our Board of Directors or the Committee.

The Committee believes that stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods in order to encourage key employees to continue to be employed by our company. All options to executive officers to date have been granted at least at the fair market value of our common stock on the date of the grant.

Compensation of our Chief Executive Officer

The Compensation Committee reviews our Chief Executive Officer’s compensation annually using the same criteria and policies as are employed for other executive officers.

Compensation in Excess of $1 Million per Year

Compensation payments in excess of $1,000,000 to our Chief Executive Officer or our other most highly compensated executive officers are subject to a limitation on deductibility for our company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation may not be subject to the limitation on deductibility. Cash compensation for fiscal year 2003 for our Chief Executive Officer or any other executive officer was not in excess of $1,000,000.

Summary

The Compensation Committee believes that its executive compensation philosophy serves the interests of our company and our shareholders.

David A. Shrigley, Chairman

David W. Garrison

Robert M. Williams

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors serves as the representative of our Board for general oversight of our financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee is composed of three members: David W. Garrison, Cary H. Thompson and Edward F. Thompson. The members of the Audit Committee are independent as defined under the applicable rules of the SEC and National Association of Securities Dealers. All members of the Audit Committee are financially literate and Edward F. Thompson has accounting or related financial management expertise. In this context, the Audit Committee reported, in connection with the fiscal year 2003 audit of our financial statements:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU §380).

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with them their independence.

4. Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors, and our Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Such Form 10-K was filed with the SEC on March 15, 2004.

Edward F. Thompson, Chairman

David W. Garrison

Cary H. Thompson

STOCK PERFORMANCE GRAPH

Below is a line graph comparing relative performance in the cumulative return to shareholders of our common stock with the cumulative return on the Nasdaq Stock Market, Russell 2000 and RDG Technology Composite over a 48-month period commencing December 31, 1999 and ending on December 31, 2003. This graph assumes the investment of $100 on December 31, 1999 and the reinvestment of dividends, if any, through December 31, 2003. Our initial public offering of common stock was in November 1999 at a price of $7.00 per share (as adjusted to reflect our 2-for-1 stock split on September 15, 2000).

The comparisons shown in the graph below are based upon historical data. We consistently caution that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our common stock.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings made by us under those statutes, the Compensation Committee report and stock performance graph shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us.

OTHER MATTERS

Discretionary Authority

The 2004 Annual Meeting is called for the specific purposes set forth in the Notice of Annual Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the 2004 Annual Meeting, are those matters specifically referred to in such Notice. We have not been notified by any shareholder of his, her or its intention to present a shareholder proposal from the floor at the 2004 Annual Meeting, and the Bylaw Deadline for the 2004 Annual Meeting occurred on April 5, 2004, the date 60 days prior to the 2004 Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2004 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Frederick M. Gonzalez

Vice President, General Counsel and Corporate Secretary

Dated: April 12, 2004

Sunnyvale, California

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

SonicWALL, Inc.

As restated and adopted by the Board of Directors on April 6, 2004

PURPOSE:

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of SonicWALL, Inc., a California corporation (the “Company”) is to:

•	Oversee the accounting and financial reporting processes of the Company and external audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance, and approving the terms of engagement of the Company’s independent auditors, and (iv) the Company’s internal accounting and financial controls and improvements made or to be made in such controls.

•	Prepare the report of the Committee that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Appoint the independent auditors, determine and approve the auditing fees, approve the terms of engagement of the independent auditors for audit services and non-audit services and oversee the work of the independent auditors;

•	Review the organization and performance of the Company’s internal audit function or the outside internal audit function (“internal auditors”);

•	Provide the Board with the results of its monitoring and recommendations derived therefrom; and

•	Regularly communicate with the independent auditors, financial and senior management of the Company and regularly report to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Company shall provide appropriate funding as determined by the Committee to permit the Committee to perform its duties under this Charter and to compensate its advisors. The Committee, at its discretion, has the authority to initiate special investigations, and to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or the Company.

In addition, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

The Committee members will be appointed by, and will serve at the discretion of, the Board. The Committee will consist of at least three members of the Board. Members of the Committee must meet the following criteria (as well as any criteria promulgated by the SEC now or in the future):

•	Each member will be independent (i) as defined under Rule 4200 promulgated by the National Association of Securities Dealers, Inc. (“NASD”) and (ii) pursuant to the criteria provided in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and under any other applicable rule or regulation prescribed by the SEC or Nasdaq, as in effect from time to time.

•	Each member will be able to read and understand fundamental financial statements, in accordance with the audit committee requirements promulgated by Nasdaq, as in effect from time to time; and

•	At least one member will (i) have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities in accordance with the audit committee requirements promulgated by Nasdaq, as in effect from time to time.

The members of the Committee shall be appointed by the Board on the recommendation of the Corporate Governance and Nominations Committee and shall serve until their successors shall be duly elected and qualified or their earlier resignation or removal. Unless a chairperson is elected by the full Board, the members of the Committee may designate a chairperson by majority vote of the full Committee membership.

RESPONSIBILITIES:

The responsibilities of the Committee shall include:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Inquiring of the Chief Executive Officer and the Chief Financial Officer of the Company as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting;

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Pre-approving and negotiating the engagement of the independent auditors, including the overall scope, extent, procedures and focus of the annual, and if applicable interim, audit. The foregoing shall also include the scope and level of involvement with unaudited quarterly or other interim-period information as well as the compensation to be paid to the external auditors in connection with their engagement. The Committee shall pre-approve and negotiate the engagement of independent auditors, including the overall scope, extent, procedures and focus of non-audit services;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board, and to the extent there are relationships, monitoring and investigating them; (iii) reviewing the independent auditors’ peer review; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as it may be modified or supplemented; and (v) reviewing reports submitted to the Committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in connection with filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Establishing hiring policies for employees or former employees of the independent auditors;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Meeting separately on a periodic basis with the internal auditors and the independent auditors to discuss issues and concerns warranting the attention of the Committee. Provide sufficient opportunity for the internal auditors and the independent auditors to each meet privately with the members of the Committee. Review with the internal auditor and the independent auditor any audit problems or difficulties and the response of management.

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Reviewing, approving and monitoring the Company’s code of ethics for its senior executive and financial officers, in accordance with applicable law;

•	Reviewing management’s monitoring of compliance with the Company’s Code of Conduct and with the Foreign Corrupt Practices Act;

•	Reviewing and discussing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements, including, without limitation, any reports concerning material violations submitted to the Committee by company counsel or outside counsel pursuant to their professional responsibility rules;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies;

•	Reviewing the performance of the independent auditors and ensuring that the independent auditors are accountable directly to the Committee including the adoption of a policy assuring the rotation, as required by law, of the lead audit partner every five years;

•	Ensuring receipt from the independent auditors of a formal written statement delineating between the auditor and the Company, consistent with Independence Standards Board Standard 1, as well as actively engaging in a dialog with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditor;

•	Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•	Reviewing and approving in advance any proposed related party transactions;

•	Reviewing its own charter, structure, processes and membership requirements at least annually to determine whether the Committee is functioning effectively;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints and concerns received by the Company regarding accounting, internal accounting controls or auditing matters and procedures in accordance with SEC rules and regulations.

MEETINGS:

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the Committee.

The Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor’s examination and management report and to otherwise fulfill the responsibilities of the Committee under this charter.

MINUTES:

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Committee shall receive such fees, if any, for their service as Committee members, as may be determined by the Board in its sole discretion. Such fees may include retainers and per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

Members of the Committee may not receive any consulting, advisory or other compensatory fee from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

Dear Shareholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of SonicWALL that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

SonicWALL, Inc.

DETACH HERE ZSOWC2

SONICWALL, INC. 1143 Borregas Avenue Sunnyvale, California 94089

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Matthew Medeiros and Kathleen Fisher, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of SonicWALL, Inc. (“SonicWALL”) held of record by the undersigned on April 8, 2004 at the Annual Meeting of Shareholders to be held on June 4, 2004 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR’ THE ELECTION OF DIRECTORS NAMED HEREIN AND “FOR” PROPOSAL 2; AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE

SONICWALL, INC.

Your vote is important. Please vote immediately.

ZSOWC1

[X] Please mark votes as in this example.

#SOW

1. Election of Directors.

   FOR ALL [ ]   WITHHELD ALL [ ]

   [ ] ______________________________
   If you wish to withhold authority to vote for any individual nominee(s), write the name of the nominee(s) on the line above.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature: ______________________ Date: __________ Signature: ______________________ Date: __________

SONICWALL, INC.

C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.comlsnwl OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

1. Election ot Directors Nominees: (01) David Garrison, (02) Charles D. Kissner, (03) Matthew Medeiros, (04) Cary H. Thompson, (05) Robert M. Williams and (06) Edward F. Thompson

FOR ALL WITHHELD ALL ZSOWC1

FOR AGAINST ABSlAlN

2. Ratification of the appointment of PricewaterhouseCoopers, LLP as independent auditors

FOR AGAINST ABSl.AlN

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any postponement(s). continuation(s) or adjournment(s) thereof

If you wish to withhold authority to vote lor any individual nominee(s) write fhe name of fhe norninee(s) on the line above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as name appears hereon. Joint own(?rs should each sign Executors, administrators, trustees, guardians or other fiduclaries should give full title as such If signing for a corporation, please sign in full corporate name by a ddly authorized officer

Date Signature Date Signature